Exhibit 10.11

August 5, 2020

Michael J. Morin, Ph.D.

Delivered via email:

Dear Mike:

Immunome, Inc. (“Immunome” or "the Company") is very pleased to offer you the employment terms specified in this letter. This letter amends and restates, and supersedes in its entirety, the employment offer letter dated March 6, 2017, which is no longer of any force or effect. Your position will be Executive Vice President and Chief Scientific Officer of the Company, and you will report to Board of Directors of the Company.

The terms and conditions of your employment are as follows:

•	Commencement of Employment: Your position as an exempt employee of the Company on the terms stated in this letter will be effective as of August 5. 2020.

•	Duties: Your employment will be on a part-time basis, and you will devote 80% of your business time and attention to the business of the Company. Your work location will be at the Company's principal office location, which is currently in Exton, Pennsylvania. However, you will be permitted to work from your home office from time to time as mutually agreed by you and the Company, and in any event up to a maximum of 50% of your time for the Company in any calendar month; provided, that the Company and you will agree upon a reduced in-person requirement to be in effect from time-to-time during the current pandemic and until otherwise determined by the Company.

•	Other Business Activities: During your employment term, you may (1) serve on boards, committees or similar bodies of charitable, nonprofit or for-profit organizations and (2) fulfill speaking engagements and teaching activities, in each case, so long as such activities do not materially interfere or conflict with the performance of your duties and responsibilities under this Agreement; provided, that the activities in items (1) and (2) are either listed on Exhibit A or approved in advance by the Company. In no event shall your performance of these activities interfere with your obligations to the Company.

•	Compensation: The initial base salary for this position will be $280,000 expressed on an annual basis, paid in accordance with the Company's standard payroll policies and practices. Because your position is exempt, you are not eligible for overtime. You may be eligible for annual increases in connection with your annual performance review, as determined by the Board of Directors. You will also be eligible to be considered for an annual bonus of up to 30% of your base salary. Bonus payments, if any, will be determined by the Board of Directors based on the achievement of a combination of personal and Company goals set by the Board. Bonus payments are subject to the terms and conditions of the Company's bonus program as it may be in effect from time to time.

•	Stock Options: You will be granted a stock option to purchase 686,619 shares of the Company's common stock which represents, taking into account all existing stock options held by you, 4% of the Company's outstanding equity on a fully-diluted basis as of the date of grant. The stock option shall vest as follows, provided that you are employed by the Company on the respective vesting date: (1) 440,834 shares will vest in forty-eight (48) consecutive monthly installments, with retroactive vesting credit to March 15, 2020 and (2) 245,785 shares will commence vesting if, and only if, the outstanding Preferred Stock Purchase Warrants issued by the Company pursuant to the Series A Preferred Stock Purchase Agreement dated as of June 2, 2020 are exercised for at least 50% of the aggregate shares underlying such Warrants (determined on a cumulative basis based on all exercises), and in that event such shares will vest in forty-eight (48) consecutive monthly installments, with retroactive vesting credit to the vesting commencement date in item (1). The exercise price will be the fair market value of a share of Common Stock on the date of grant and all terms of the option grant shall be subject to the Immunome, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended. For purposes of this paragraph, "fully-diluted equity" means the total number of shares of outstanding Common Stock and Preferred Stock, with the Preferred Stock calculated on an as-converted to Common Stock basis, including for this purpose the maximum number of shares issuable under the Equity Incentive Plan (inclusive of granted options and unallocated shares reserved for issuance thereunder) and shares issuable upon exercise of outstanding stock purchase warrants.

You acknowledge that you are not entitled to any additional stock options under your employment offer letter, as in effect prior to this amended and restated employment offer letter, and that all such obligations were satisfied as of March 3, 2020. In the event of a conflict between any term of your existing stock options and your offer letter as in effect immediately prior to the execution of this amended and restated employment offer letter, the terms of the stock option agreements applicable to such stock options shall govern and supersede.

•	Benefits: The Company will provide you with the opportunity to participate in Company-provided insurance, which currently includes medical, dental and vision insurance, life and disability insurance and other benefits plans generally made available to employees of the Company, subject to any eligibility requirements imposed by such plans. You will also be eligible to participate in the Company's 401(k) Retirement Plan. Please see the enclosed benefits summary for more information.

•	Time Away From Work: In addition to Company holidays, you will be granted paid vacation, which accrues at a rate of 1.67 days per month (20 days annually, prorated). Vacation days may not be carried over to the following calendar year. Any accrued but unused vacation for a particular calendar year will be paid upon termination of employment for any reason within that calendar year.

IMPORTANT: Please note that all paid time off, insurance, retirement and other benefits are subject to the terms and conditions of the applicable plan or policy, and the Company reserves the right to change, alter or terminate at any time any plan, policy, benefit or coverage, in whole or in part, in its sole discretion.

•	At-will employment: While we anticipate that our professional relationship will be mutually beneficial, your employment will at all times be at-will, meaning that you or Immunome may terminate the employment relationship at any time, with or without cause, and with or without prior notice.

•	Confidential Information: You are required to continue to abide by your Confidentiality, Nondisclosure, Development and Debarment Agreement in accordance with its terms.

•	Withholding: All payments and forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

•	Governing Law: This letter agreement will be governed by the laws of the Commonwealth of Pennsylvania without reference to rules of conflicts of law.

•	Supersedes Other Agreements: This letter agreement supersedes and is in lieu of any and all other employment arrangements between you and the Company, but shall not supersede any existing confidentiality, nondisclosure, invention assignment or other restrictive covenant agreement between us.

Please confirm your agreement to accept this offer by signing below and sending the signed offer letter through email to me.

Sincerely,

/s/ Purnanand Sarma

Purnanand Sarma

Chief Executive Officer

Agreed and Accepted:

By:	Michael J. Morin, Ph.D.

Signature:	/s/ Michael Morin

Date:	August 5, 2020

EXHIBIT A

List of Outside Activities

Teaching engagement at University of Massachusetts, Lowell